DISTRIBUTORSHIP AGREEMENT

                          (G.M. PFAFF/WILLCOX & GIBBS)

      This AGREEMENT is made as of October 1, 1998, between G.M. Pfaff AG, a German limited liability company ("Pfaff"), and Willcox & Gibbs, Inc., a Delaware (U.S.A.) corporation ("W&G").

                                R E C I T A L S :

      A. Effective January 1, 1999, the parties desire to continue their existing business relationship under new contractual arrangements.

      B. To accomplish this, it is agreed that effective January 1, 1999: (i) the Distributorship Agreement, dated as of October 1, 1994, between Pfaff and W&G (f.k.a. WG, Inc.) shall be terminated and (ii) the following new contract terms shall take effect to govern the distribution by W&G in the United States of America and Puerto Rico (the "Territory") of all spare or replacement parts ("Parts") for industrial sewing machines (i.e., equipment for industrial use which either is a sewing machine or incorporates a sewing machine as a part thereof) and related accessories and attachments manufactured or sold by Pfaff and its Affiliates ("Products"), it being understood that Parts manufactured by The Singer Company or Semi-Tech (Global) Limited are not Products for purposes of this Agreement.

      C. For purposes of this Agreement, an "Affiliate" of a person means any other person who owns, is owned by or is owned by any owner of such person. For purposes of this definition, an "Affiliate" of a person can be: (i) a corporation when more than 50% of the outstanding voting shares or total outstanding shares are owned directly or indirectly by such person; or (ii) a partnership, trust or other entity when the person controls such entity or has an equity interest therein greater than 50%.

      1.    APPOINTMENT

      1.1 Subject to the terms and conditions of this Agreement, Pfaff grants to W&G the right to promote and sell Parts in the Territory. Such right shall be non-exclusive.

      2.    TERMS OF SALE

      2.1 Pfaff shall provide W&G such technical assistance and such printed material (including operating and service manuals and sales literature) as may be reasonably required by W&G in the promotion, sales and servicing of Parts. The cost of such technical assistance and printed material shall be borne by W&G.


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      2.2 W&G shall  purchase Parts from the  industrial  sewing  products parts business of Singer Industrial Sewing Products Company, currently located in Murfreesboro, Tennessee ("Singer"), and Pfaff shall cause Singer to sell to W&G Parts in accordance with this Agreement. Parts, at Singer's discretion, will be shipped to W&G from Murfreesboro, Tennessee or from Pfaff's plant in Germany direct to W&G. On occasion, and at Singer's discretion, when Parts delivery may be critical for customer back order, Singer will effect a direct shipment to W&G by Pfaff.

      2.3 For W&G purchase orders submitted during the period January 1, 1999 to June 30, 1999, W&G shall purchase parts based on Singer Murfreesboro's average cost (including freight and duties) which is based on the Pfaff pricing formula applicable to W&G which exists as of the date of this Agreement ("Special Pricing").

      2.4 For W&G purchase orders submitted during the period July 1, 1999 to December 31, 1999, W&G shall purchase parts at Special Pricing. If, during this period, Singer, in any two consecutive calendar months, delivers 75% (based on invoice price) of the W&G current orders from Murfreesboro, Tennessee, then, for the period commencing on the 1st of the month following such two month period to December 31, 1999, prices will be at W&G's USA list prices in effect (published list) as of September 1, 1998 ("USA List Price") less 32 1/2%. For these purposes, "current orders" shall mean those shipped and billed within one week of placement of the order by W&G.

      2.5 For W&G purchase orders submitted from January 1, 2000, until December 31, 2000, the purchase price of Parts will be USA List Price less 32 1/2%. The parties shall negotiate the purchase price of Parts for any subsequent period, which in no event shall be (i) lower than USA List Price less 32.5% or (ii) greater than USA List Price less 25%.

      2.6 During the Special Pricing term hereof, Pfaff and Singer shall afford to W&G prices which are no less favorable to W&G than those afforded by Pfaff or any Affiliate of Pfaff to Pfaff USA, Inc., to Singer or to any Affiliate of Singer or to any other person in the Territory.

      2.7 Purchase of Parts or other merchandise by W&G shall be paid for by W&G within 60 days. Amounts not paid within 60 days will bear interest after such 60th day at a rate of 6% per annum.

      2.8 Pfaff hereby extends to W&G Pfaff's standard warranty with respect to Parts. PFAFF DISCLAIMS, BOTH UNDER THIS AGREEMENT AND IN CONNECTION WITH ANY SALES PURSUANT HERETO, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE, OTHER THAN THOSE EXPRESS WARRANTIES SPECIFICALLY STATED IN PFAFF'S THEN CURRENT STANDARD WARRANTY, AND PFAFF FURTHER EXCLUDES ALL REMEDIES OTHER THAN THOSE SPECIFICALLY SET FORTH IN SUCH STANDARD WARRANTY. ALL CONSEQUENTIAL, PUNITIVE, AND ALL OTHER SIMILAR DAMAGES ARE EXCLUDED. Pfaff's standard warranty shall incorporate the substance of the preceding two sentences. W&G agrees that it shall not give any warranty or remedy in regard to Parts that is any longer in duration or broader in scope than such Pfaff warranty without the prior written approval of Pfaff.


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      3.    TRADEMARKS, TRADENAMES AND PATENTS

      3.1 Pfaff grants to W&G the right and license to use in the Territory, without right of sublicense, all of the following now or hereafter during the term of this Agreement owned or possessed by Pfaff and its Affiliates:

            (i) all trademarks that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Trademarks");

            (ii) the tradenames that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Tradenames"); and

            (iii) all   patents   and  patent   applications   relating  to  the
                  manufacture, use or sale of Parts ("patents");

but only for the purpose of promoting and selling Parts in the Territory and for no other purpose. The foregoing shall not constitute an assignment of the Trademarks, Tradenames or Patents.

      3.2 W&G may place the Trademarks and Tradenames on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion, sale and servicing of Parts in the Territory. The method of use of the Trademarks and Tradenames by W&G shall be strictly in accordance with the instructions to be given by Pfaff and subject to the prior written approval by Pfaff. W&G shall submit to Pfaff for prior approval representative samples of all leaflets and other advertising materials referred to above. W&G shall not be allowed to combine the Trademarks and Tradenames with any other trademarks or tradenames or any sort of patterns or letters or designs. W&G shall not make any change or alteration to the original configuration and colors of the Trademarks and Tradenames.

      4.    COMPENSATION

      4.1 W&G shall pay to Pfaff USA, Inc., with respect to any period during which the Special Pricing terms of this Agreement are in effect, a commission equal to ten percent of W&G's total net sales of Parts under this Agreement. Payments with respect to each month shall be made within 15 days after the end of such month, and will be accompanied by a computation of the amount of such commission certified by an officer of W&G. Amounts not paid within such 15 days shall bear interest after such 15th day at a rate of 6% per annum. For purposes of this Section 4.1, net sales shall be computed net of discounts, allowances, credits and returns and without consideration of any charges for taxes, freight, shipping costs, import duties or the like.

      5.    TERMINATION

      5.1 This Agreement shall continue in full force and effect on a non-exclusive basis until December 31, 2001. It shall automatically be renewed on such non-exclusive basis for successive periods of one (1) year each, unless one of the parties to this Agreement gives written notice of termination to the other at least three months prior to the expiration of said initial period or

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any successive one-year period, whichever is applicable,  such termination to be effective at the end of the initial period or the relevant one-year extension thereof.

      5.2 This Agreement may be terminated by the aggrieved party immediately upon written notice to the other ("Defaulting Party"), in the event that after the date hereof the Defaulting Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after giving of notice thereof to the Defaulting Party.

      5.3 Upon termination of this Agreement, all of W&G's rights with respect to the Trademarks and Tradenames shall immediately cease, Pfaff shall repurchase all usable advertising and printed matter made available by it to W&G and W&G shall have no further right to use the designation "Pfaff" in any manner.

      5.4 Neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the legal and contractual arrangement established hereunder, after termination of this Agreement in accordance with this Article 5. Both parties recognize the necessity of making expenditures in performing and in preparing to perform this Agreement. The parties nevertheless agree that neither party shall be liable to the other for termination of this Agreement in accordance with this Article 5, including but not limited to, for loss or damage due to investments, leases and sales, and advertising and promotional activities, whether incurred in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

      6.    MISCELLANEOUS PROVISIONS

      6.1 Neither of the parties hereto shall be responsible for or liable to the other party for any damages or loss of any kind, directly or indirectly resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble (whether or not due to the fault of either party), requirements or acts of any government or subdivision thereof, mechanical breakdown or any other causes beyond the reasonable control of the party. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.

      6.2 All notices, requests, demands and other communications hereunder shall be in writing and shall be given by courier delivery, by facsimile transmission or by registered air mail, postage prepaid, addressed as follows, or to such other address or person as a party may designate by notice to the other party hereunder:

          (i)   if to W&G, to:               (ii)  if to Pfaff, to:
                Willcox & Gibbs, Inc.              G.M. Pfaff AG
                900 Milik Street                   Konigstrasse 154
                Carteret, NJ  07008                D-67655 Kaiserslautern


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Communications  hereunder (i) by facsimile transmission shall be deemed given at the time of transmission, (ii) by courier shall be deemed given upon receipt by the addressee and (iii) by airmail shall be deemed given ten days after the date of registration.

      6.3 This Agreement shall be governed by the laws of the State of New York. Pfaff's standard terms and conditions of sales and delivery of equipment, however, shall be governed by German law so long as not in conflict with the terms of this Agreement. In all events, the United Nations Convention on Contracts for the International Sale of Goods shall be inapplicable.


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      IN WITNESS  WHEREOF,  the parties have duly executed this  Agreement as of the day first above written.


G.M. PFAFF AG



By: _____________________________



WILLCOX & GIBBS, INC.



By: _____________________________